As filed with the Securities and Exchange Commission on September 28, 2010

Registration No. 333-128690

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-2
ON
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

VOXWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3934824
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Voxware, Inc.
300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(Address of Principal Executive Offices, including Zip Code)

Scott J. Yetter
President and Chief Executive Officer
Voxware, Inc.
300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(Name and Address of Agent for Service)

(609) 514-4100
Telephone Number, including Area Code, of Agent for Service)

Copies to:

Andrew P. Gilbert, Esq.
DLA Piper LLP (US)
300 Campus Drive, Suite 100
Florham Park, New Jersey 07932
Tel: +(973) 520-2550

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer []
Non-accelerated filer [ ] (Do not check if a smaller reporting	Smaller reporting company [X]
company)

DE-REGISTRATION OF SHARES AND WITHDRAWAL OF REGISTRATION
STATEMENT

     This Post-Effective Amendment No. 3 to Voxware, Inc.’s Form S-2 on Form S-3 (No. 333-128690), filed on October 26, 2006 (the "Registration Statement"), is filed to withdraw from registration all of the remaining unsold securities of Voxware, Inc. (the "Registrant") covered by the Registration Statement as of the date hereof.

     On September 17, 2010, the Registrant entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Co-Investment Fund II, L.P., an existing stockholder of the Company and affiliate of Cross Atlantic Technology Fund II, L.P., pursuant to which the Co-Investment Fund II, L.P. shall, subject to certain conditions, purchase up to 1,956,522 shares of a newly designated Series A Non-Participating Convertible Preferred Stock of the Company at a purchase price of $1.15 per share, and three-year warrants to purchase shares of the Company’s common stock (the “Series A Financing”). The minimum investment under the Purchase Agreement is $1,250,000 and the maximum investment is $2,250,000. Proceeds from the Series A Financing will be used by the Company to fund a going-private transaction which will include a self-tender offer for all of the company's common stock not held by Co-Investment Fund II, L.P. and certain other stockholders (including the company's executive officers) at $1.00 per share, followed by a reverse split and cash out of any resulting fractional shares. The Purchase Agreement contemplates two closings, the first closing shall be contemporaneous with the closing of the self-tender offer and the second closing shall be contemporaneous with the closing of the subsequent reverse split, if any. Accordingly, and in connection with the contemplated going-private transaction, the Registrant hereby removes from registration all of such unsold securities of the Registrant registered under this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, New Jersey, on this 28th day of September, 2010.

Voxware, Inc.

/s/Scott J. Yetter	President and Chief Executive Officer
Scott J. Yetter	(Principal executive officer)

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Voxware, Inc., hereby severally constitute and appoint Scott J. Yetter, our true and lawful attorney, with full power to sign for us and in our names in the capacities indicated below, the post-effective amendment statement filed herewith and any and all subsequent amendments, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Voxware, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Scott J. Yetter	Director, President and Chief Executive Officer	September 28, 2010
	Scott J. Yetter	(principal executive officer)

By:	/s/ William G. Levering III	Chief Financial Officer	September 28, 2010
	William G. Levering III	(principal financial and accounting officer)

By:	/s/ Joseph A. Allegra	Chairman and Director	September 28, 2010
Joseph A. Allegra

By:	/s/ James L. Alexandre	Director	September 28, 2010
James L. Alexandre

By:	/s/ Donald R. Caldwell	Director	September 28, 2010
Donald R. Caldwell

By:	/s/ Don Cohen	Director	September 28, 2010
Don Cohen

By:	/s/ Robert Olanoff	Director	September 28, 2010
Robert Olanoff

By:		Director	September 28, 2010
David Simbari